Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	General William Lyon
(949) 476-1355

THREE NEW DIRECTORS ELECTED TODAY TO

BOARD OF DIRECTORS FOR WILLIAM LYON HOMES

NEWPORT BEACH, CA—October 17, 2005— General William Lyon (“General Lyon”), the controlling stockholder and Chairman of the Board/Chief Executive Officer of William Lyon Homes (NYSE: WLS), announced today the elections of three new Directors to the Company’s Board.

Well-known and widely respected for their individual expertise in such fields as residential and commercial real estate lending, land planning/ development, political affairs, economic research, and legislative policymaking, the three new Directors include the following:

Harold H. Greene: A 44-year veteran of the commercial and residential real estate lending industry, Mr. Greene most recently served as the Managing Director for Bank of America’s California Commercial Real Estate Division where he managed an investment portfolio worth $2.6 billion. From 1990 to 1998, Mr. Greene was the Executive Vice President of SeaFirst Bank in Seattle, WA and prior to that he served as the Vice Chairman of MetroBank and Union Bank, where he worked for 27 years.

Gary H. Hunt: Backed by more than three decades of experience in government, business, major land use planning and development, as well as governmental and political affairs, Mr. Hunt is Managing Partner of California Strategies, LLC in Newport Beach, CA with offices in Sacramento and Los Angeles. Formerly Executive Vice President and a member of the Board of Directors and the Executive Committee of The Irvine Company, Mr. Hunt’s impressive career also includes staff and appointed positions with the California State Legislature, U.S. House of Representatives, California Governor Ronald Reagan, and President George W. Bush. He currently serves as Chairman of the California Bay Delta Authority.

Dr. Arthur B. Laffer: As the Founder and Chairman of Laffer Associates, in San Diego, CA, Dr. Laffer has led the nation in providing economic research and global investment-research consulting services to real estate asset managers, pension funds, financial institutions, and top corporations. Commonly known as “The Father of Supply-Side Economics,” Dr. Laffer is a founding member of the U.S. Congressional Policy Advisory Board, served two terms as a member of President Reagan’s Economic Policy Advisory Board, and helped shape public policy with his involvement in California’s Proposition 13, the groundbreaking California initiative that drastically cut state property taxes in 1978.

“Hal Greene, Gary Hunt, and Dr. Laffer each bring an exceptional level of expertise, knowledge, and integrity to our Company,” said General Lyon. “I, personally, couldn’t be more pleased with their decisions to join the Board of Directors. I look forward to working with them and each member of the Board to further the success of William Lyon Homes in the years to come.”

General Lyon announced that the three new Directors were officially elected during a meeting of the Board of Directors this morning. Their responsibilities as Board members are immediate. Their first scheduled Board meeting will be held in conjunction with the annual shareholder meeting on November 9, 2005 in Newport Beach. In addition, one remaining seat on the Board is expected to be filled after the first of the year, thereby bringing the total Board membership to nine Directors.

William Lyon Homes is primarily engaged in the design, construction and sales of new single-family detached and attached homes in California, Arizona and Nevada. The Company’s headquarters are located in Newport Beach, California. For more information about the Company and its new-home developments, please visit the Company’s website at www.lyonhomes.com.